EXHIBIT 10.16
VITAL ENERGY, INC.
EXECUTIVE SEVERANCE PLAN
JANUARY 9, 2023
INTRODUCTION
The purpose of the Plan is to enable Vital Energy, Inc. (the “Company,” together with its subsidiaries, the “Employer”) to offer certain protections to employees if their employment with the Employer is terminated by the Employer without Cause or by the Participant for Good Reason. Accordingly, to accomplish this purpose, the Board has adopted the Plan, effective as of February 20, 2020 (the “Effective Date”).
Unless otherwise expressly provided in Section 2.4 or unless otherwise agreed to between the Employer and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to constitute a “top hat” plan under ERISA for the benefit of a select group of highly compensated or management employees. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article 1.
ARTICLE 1
DEFINITIONS
For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.
“AAA” shall have the meaning set forth in Section 4.12 below.
“ACA” shall have the meaning set forth in Section 2.2(b) below.
“Adverse Benefit Determination” shall have the meaning set forth in Section 4.7.
“Applicable Percentage” shall mean (i) for the Company’s Chief Executive Officer, 200%, (ii) for the Company’s Executive Vice Presidents or Senior Vice Presidents, 150%, and (iii) for any employee who has a title of “Vice President” or greater as determined by the Board that is not otherwise described in clauses (i) or (ii) of this definition, 100%.
“Application for Benefits” shall have the meaning set forth in Section 4.6.
“Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or non-qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation.
“Board” shall mean the Board of Directors of the Company.

“Bonus Target” shall mean (i) for the Company’s Chief Executive Officer, the sum of 200% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which the Participant’s termination of employment occurs, (ii) for the Company’s Executive Vice Presidents or Senior Vice Presidents, the sum of 100% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which the Participant’s termination of employment occurs, and (iii) for the Company’s other officers with a title of “Vice President” and not otherwise described in clauses (i) or (ii) of this definition, the sum of 100% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which the Participant’s termination of employment occurs, as set forth under the Participant’s individual employment agreement with the Employer or in any written bonus plan, program or arrangement approved by the Board or the Committee.
“Cause” shall have the meaning in a Participant’s employment or similar services agreement, or if none (or in the absence of any definition of “Cause” contained in such an agreement), (i) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Employer or any of its affiliates in any material way, (iii) the Participant’s failure to perform duties as reasonably directed by the Employer or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Employer or its affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (iv) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Employer or its affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant). Any determination of whether Cause exists shall be made on a reasonable basis and in good faith by the Plan Administrator, subject to the Participant’s rights to review and arbitration as stated in Article 4 below.
“CIC Plan” shall have the meaning set forth in Section 2.1(b) below.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Code Section 409A” shall mean Section 409A of the Code.
“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan or, if no such committee has been appointed by the Board, the Board.
“Company” shall have the meaning set forth in the Introduction above.
“Continuation Period” shall mean a period commencing on the date of a Participant’s termination of employment until the earliest of:  (A) 24 months for the Company’s Chief Executive Officer, 18 months for the Company’s Executive Vice Presidents or Senior Vice Presidents and 12 months for the Company’s other officers with a title of Vice President, following the date of termination; (B) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; or (C) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.
“Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) below.
“Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of the Participant’s death.
“Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.
“Effective Date” shall have the meaning set forth in the Introduction above.
“Employer” shall have the meaning set forth in the Introduction above.
“Employer Parties” shall have the meaning set forth in Section 8.8(a) below.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Good Reason” shall have the meaning in a Participant’s employment or similar services agreement, or if none (or in the absence of any definition of “Good Reason” contained in such an agreement), shall mean the occurrence of any of the following events without the Participant’s express written consent’ provided, that, (a) the Participant gives notice to the Employer of the Good Reason event within ninety (90) days after the initial occurrence of the Good Reason event, (b) such event is not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification and (c) the Participant terminates employment with the Employer on the date following the expiration of such thirty (30)-day cure period: (i) a material diminution in the Participant’s (x) title, (y) authority, (z) duties or responsibilities, or (iv) Base Salary (other than in connection with a diminution of base salaries to similarly situated employees), (ii) a relocation of the Participant’s principal business location to an area outside a 50 mile radius of the Participant’s then principal business location or other location where the Employer has an established office, or (iii) the Employer’s failure to pay amounts to the Participant when due.
“Participant” shall mean any individual with the title of Vice President or above and any individual that is designated in writing by the Board or the Committee for participation in the Plan.
“Plan” shall mean the Vital Energy, Inc. Executive Severance Plan, as may be amended from time to time.
“Plan Administrator” shall mean the Committee.
“Qualifying Event” shall have the meaning set forth in Section 2.1 below.
“Release” shall mean the general release of claims contemplated by Section 2.6 below.

“Separation from Service” shall mean termination of a Participant’s employment with the Employer, provided, that, such termination constitutes a separation from service within the meaning of Code Section 409A. All references in the Plan to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
“Severance Benefits” shall mean, collectively, the Severance Payments and the Continued Health Coverage.
“Severance Payments” shall mean the payments set forth in Section 2.2(a) below.
“Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.
ARTICLE 2
SEVERANCE BENEFITS
2.1Eligibility for Severance Benefits.
(a)Qualifying Event for Participants. In the event that the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason (a “Qualifying Event”), then the Employer shall pay or provide the Participant with the Severance Benefits.
(b)Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if (i) the Participant’s employment is terminated for any reason other than a Qualifying Event, including, without limitation, (x) by the Employer for Cause, (y) by the Participant for any reason other than for Good Reason, or (z) on account of the Participant’s death or Disability or (ii) such termination would qualify as a “Qualifying Event” under the Vital Energy, Inc. Change in Control Executive Severance Plan, as amended (the “CIC Plan”).
2.2Amount of Severance Benefits. In the event that a Participant becomes entitled to benefits pursuant to Section 2.1 hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:
(a)Severance Payment. Subject to the provisions of Sections 2.4 through 2.7, the Employer shall pay to the Participant the sum of (x) the product of the Applicable Percentage multiplied by the Participant’s Base Salary, (y) the Participant’s Bonus Target, if any and (z) an amount in cash equal to the value of (i) the number of unvested restricted stock awards held by the Participant multiplied by the closing stock price on the last trading day before the Participant’s termination; plus (ii) the number of all other long-term compensation and equity awards not covered in (i) (including, but not limited to, performance awards) prorated based on the date of termination, multiplied by a current value of each such award based on the reasonable determination of the Plan Administrator. Any such Severance Payment shall be payable in a lump sum on the first payroll after the sixtieth (60th) day following a Qualifying Event, so long as the conditions therefor have been fully satisfied.

(b)Continued Health Coverage. Subject to the provisions of Sections 2.4 through 2.7, and subject to a timely election pursuant to COBRA by a Participant, during the applicable Continuation Period the Company shall pay the full cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment. Following the applicable Continuation Period, the Participant shall be entitled to such continued coverage for the remainder of the COBRA period on a full self-pay basis to the extent eligible under COBRA. For the avoidance of doubt, nothing in this Plan shall prohibit the Employer from amending or terminating any group health plan. Notwithstanding anything in this Plan to the contrary, in the event that the payment of amounts payable hereunder this clause (b) shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Employer, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Employer; provided, however, that, should the Employer’s auditors determine in good faith that no such alternative arrangement is achievable, the Participant shall not be entitled to his or her rights to payment under this clause (b). Further, the Employer’s and the Participant shall undertake commercially reasonable efforts to structure the benefits under this clause (b) in a manner that is most tax efficient for the parties (i.e., on an after-tax basis), although neither the Employer nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (b) and no such party shall have liability to the Participant or his or her beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 2.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 2.2(b) in a manner as is necessary to comply with the ACA.
2.3Accrued Obligations. Upon the Participant’s termination of employment with the Employer for any reason, the Participant shall receive from the Employer (a) within thirty (30) days following such termination (or such earlier time as may be required by applicable law), the payment of Participant’s earned but unpaid Base Salary through the termination date, paid in accordance with the Employer’s standard payroll practices; (b) reimbursement for any unpaid or unreimbursed business expenses properly incurred through the termination date in accordance with the Employer’s expense reimbursement policy; and (c) all other vested and non-forfeitable benefits provided under the Employer’s incentive compensation and employee benefit plans, programs, agreements and arrangements upon such termination in accordance with the terms and conditions of such plans, programs, agreements, or arrangements and applicable law.
2.4No Other Entitlements. Participants hereunder shall not be entitled to severance amounts under any other plan, program or policy of the Employer that would otherwise apply under the circumstances described herein and any amounts required to be paid to Participant as a matter of law or contract shall offset amounts payable hereunder in a manner that does not result in adverse tax consequences to the Participant under Code Section 409A as determined by the Plan Administrator. For the avoidance of doubt, in the event that the Participant is entitled to receive severance payments or benefits under the CIC Plan, no payment of Severance Benefits shall be made to the Participant under the Plan. Except as provided in Section 2.2 above in the event of a Participant’s Qualifying Event or as provided under Section 2.3 above, following the Participant’s termination of employment with the Employer for any reason, the Employer shall have no further obligation to the Participant.
2.5No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to the Plan and, except as provided in Section 2.2(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder may be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant, except as the Plan Administrator determines would result in adverse tax consequences to the Participant under Code Section 409A.
2.6Release Required. Any amounts payable under Section 2.2 of the Plan shall be conditioned upon the Participant’s execution and non-revocation, within sixty (60) days following the effective date of termination, of a general release of claims against the Employer, its affiliates, and related parties thereto, in a form reasonably satisfactory to the Employer. The Employer shall provide the release to the Participant within five (5) calendar days following the Participant’s date of termination. The Release will contain customary carveouts for the payment of consideration payable hereunder (which shall serve as consideration for such Release), vested benefits under the Employer’s qualified plans, directors’ and officers’ insurance and indemnification and such other carveouts as the Plan Administrator determines in its sole and absolute discretion. In the event that the Release is not executed or is revoked by the Participant in accordance with its terms, then (a) no Severance Benefits shall be payable or provided to the Participant and (b) the Participant shall be required (and the Employer will be entitled to setoff amounts owed to Participant) to immediately reimburse the Employer for the amount of any Severance Benefits already paid or provided to Participant and his/her beneficiaries thereunder as reasonably determined by the Plan Administrator.
2.7    Restrictive Covenants. Notwithstanding anything else herein to the contrary, as a condition to receiving any benefits discussed hereunder, a Participant must execute the Confidentiality, Non-Disparagement and Non-Solicitation Agreement, substantially in the form attached hereto as Annex A, prior to receiving any such payment.
ARTICLE 3
UNFUNDED PLAN; ERISA
3.1Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code and Severance Benefits shall be paid out of the general assets of the Employer as and when Severance Benefits are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

3.2 ERISA. The Plan is intended to constitute a “top hat” plan under ERISA for the benefit of a select group of highly compensated or management employees.
ARTICLE 4
ADMINISTRATION OF THE PLAN
4.1Plan Administrator. The Plan Administrator shall administer the Plan. Subject to the provisions of the Plan (including without limitation Article 2) and applicable law, the Plan Administrator shall also have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Plan Administrator by the Plan, to: (a) construe, interpret and administer the Plan and apply the provisions of the Plan; (b) establish, enforce, amend, suspend or waive rules and regulations relating to the administration of the Plan and appoint or employ such agents as the Plan Administrator shall deem appropriate for the proper administration of the Plan; (c) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (d) correct any defect or supply any omission with respect to the Plan; (e) prepare and distribute information explaining the Plan; (f) obtain such information as is necessary for the proper administration of the Plan; or (g) exercise discretion to make any and all other determinations or take any other action not inconsistent with the Plan that it may determine to be necessary or advisable for administration of the Plan or to comply with any applicable law. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, decisions or other actions made or taken under or with respect to the Plan shall be within the sole and absolute discretion of the Plan Administrator, may be made at any time and shall be final, conclusive and binding upon all persons, including, without limitation, the Employer or any of its affiliate, any Participant or any beneficiary of any Participant. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, administer the Plan, take any actions delegated to the Plan Administrator or determine eligibility for participation in the Plan and for receipt of Severance Benefits under the Plan, and in any such case, shall have all the authority granted to the Plan Administrator under the Plan.
4.2Reimbursement of Expenses of Plan Administrator. The Employer may, in its sole discretion, pay or reimburse the members of the Plan Administrator for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
4.3Retention of Professional Assistance. The Plan Administrator may employ such legal counsel, accountants and other persons as may be reasonably required in carrying out its work in connection with the Plan.
4.4Books and Records. The Plan Administrator shall maintain such books and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.5Indemnification. The Plan Administrator and its members shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Plan Administrator for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
4.6Application for Benefits. In the event of a claim by a Participant as to a denial, reduction, termination, failure or delay in payment or provision of any Severance Benefit, such Participant may submit a written claim for benefits (an “Application for Benefits”) to the Plan Administrator within sixty (60) days of the occurrence of a Qualifying Event in relation to such Participant. Nothing in this Section 4.6 is intended to be construed as requiring an application for Severance Benefits by any Participant determined by the Plan Administrator to be entitled to benefits pursuant to Section 2.1 of the Plan.
4.7Denial of Application for Benefits. In the event that the Plan Administrator makes an Adverse Benefit Determination, in whole or in part, the Plan Administrator must notify the Participant, in writing, of the Adverse Benefit Determination, and of the Participant’s right to request a review of the Adverse Benefit Determination. An “Adverse Benefit Determination” is a denial, reduction, termination, failure or delay in payment or provision of any Severance Benefit, in whole or in part, as set forth in an Application for Benefits. The written notice will be set forth in a manner designed to be understood by you, and will include specific reasons for the Adverse Benefit Determination, specific references to the Plan provision upon which the Adverse Benefit Determination is based, a description of any information or material that the Plan Administrator needs to complete a review and an explanation of why the information or material is necessary, and a description of the Plan’s review procedure and the time limits applicable to such procedures. This written notice will be given to the Participant within ninety (90) days after the Plan Administrator receives the Participant’s Application for Benefits, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the Participant’s Application for Benefits. If an extension of time for processing is required, written notice of the extension will be furnished to the Participant before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render a decision on the Participant’s Application for Benefits. If written notice of the Adverse Benefit Determination is not furnished within the specified time, the Application for Benefits shall be deemed to be denied. The Participant will then be permitted to appeal the Adverse Benefit Determination in accordance with the review procedure described below.
4.8Request for Review. If the Plan Administrator makes an Adverse Benefit Determination, the Participant (or the Participant’s authorized representative) may appeal the Adverse Benefit Determination by submitting a request for full review of the claim to the Plan Administrator within 60 days after the Adverse Benefit Determination is made (or deemed made). The Plan Administrator will give the Participant (or the Participant’s representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing. A request for a review must set forth all of the grounds upon which it is based, all facts in support of the request, and any other matters that the Participant feel are pertinent. The Plan Administrator may require the Participant to submit additional facts, documents, or other material as it may find necessary or appropriate in making its review.
4.9Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the Participant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to you. In the event that the Plan Administrator confirms the denial of the Application for Benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, the specific reasons for the Adverse Benefit Determination and the Plan provisions upon which the denial on appeal is based. If written notice of the Plan Administrator’s decision is not given to the Participant within the time prescribed in this Section 4.9, the Application for Benefits will be deemed denied on review.
4.10Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until: (i) the Participant has submitted a written Application for Benefits in accordance with the procedures described in Section 4.6, above; (ii) the Participant has been notified by the Plan Administrator of the Adverse Benefit Determination (or the Application for Benefits is deemed denied due to the Plan Administrator’s failure to act on it within the established time period); (iii) the Participant has filed a written request for a review of the Application for Benefits in accordance with the appeal procedure described in Section 4.8, above; and (iv) the Participant has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed denied due to the Plan Administrator’s failure to act on it within the established time period).
4.11Time Limit for Initiating Legal Action. No legal action may be brought more than one year after the date the Plan Administrator has denied the appeal (or the appeal is deemed denied due to the Plan Administrator’s failure to act on it within the established time period).
4.12Mandatory Arbitration. As a condition for the eligibility for Severance Benefits hereunder, to the extent not already done, each Participant hereby agrees that all legal action for benefits under the Plan shall be submitted to final and binding arbitration. Each Participant agrees that any legal action must be pursued exclusively on an individual basis and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding, and that the arbitrator may not consolidate more than one person’s claims or otherwise preside over any form of a representative or class proceeding. Claims pertaining to different Participants may only be heard in separate proceedings. The arbitration shall be administered by the American Arbitration Association (“AAA”) and shall be conducted by a single arbitrator. The arbitration shall be confidential, and any proceeding, discovery, evidence, and/or award rendered during the arbitration shall remain confidential. The arbitration will take place in the state where Participant last worked for the Company, unless the parties agree otherwise. If any party prevails on a claim that, under applicable law, provides for a prevailing party to recover attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fees or costs shall be resolved by the arbitrator. The arbitrator shall not otherwise have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, lost opportunities, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under the statute, ordinance, regulation, or law pursuant to which a successful claim is brought. Any dispute regarding the formation or construction of this arbitration provision will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of law, rule, or principle that might refer to the laws of another jurisdiction. In the event any portion of this arbitration provision is found to be unenforceable or contrary to any existing or future law to any extent, the parties agree that such provision shall be deemed enforced to the extent permissible under the law or modified to the limited extent necessary to render this agreement enforceable; such invalidity, unenforceability, or illegality shall not impair the operation of or otherwise affect those portions of the arbitration agreement which are valid, enforceable, and legal. The Company and each Participant who either (a) receives a copy of this Plan and continues to work for the Company thereafter; (b) has knowledge of this Plan and continues to work for the Company thereafter; or (c) signs an acknowledgment of this Plan; hereby waives his or her right to trial by jury and agrees to have any disputes governed by this Plan resolved in a single arbitration.
ARTICLE 5
AMENDMENT AND TERMINATION
The Employer reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time; provided, that, in no event shall any amendment reducing the Severance Benefits and/or the eligibility requirements to be a Participant provided hereunder be effective prior to the twelve (12) month anniversary of such potential amendment or termination.
ARTICLE 6
EQUITY INCENTIVE AWARDS
Except for payments made under Section 2.2(a) above, the Plan does not affect the terms of any outstanding equity or equity-based incentive awards awarded to the Participant by the Employer. The treatment of any such equity or equity-based incentive awards shall be determined in accordance with the terms of the applicable incentive compensation plan or plans under which they were granted and any applicable award agreements.

ARTICLE 7
SUCCESSORS
For purposes of the Plan, the Employer shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer (or its members, as the case may be) and such successors and assignees shall perform the Employer’s obligations under the Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Employer is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In such event, the term “Employer,” as used in the Plan, shall mean the Employer, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.
ARTICLE 8
MISCELLANEOUS
8.1 Minors and Incompetents. If the Plan Administrator shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to the Severance Benefits, in such manner and proportions as the Plan Administrator may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Employer, the Plan Administrator and the Board under the Plan.
8.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.
8.3 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
8.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
8.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Plan Administrator may prescribe.
8.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
8.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Employer reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Oklahoma without reference to rules relating to conflicts of law.
8.8 Code Section 409A.
(a) General. Neither the Employer nor any employee, director, manager, board member, affiliate, parent, stakeholder, equityholder, agent, successor, predecessor or related party (collectively, with the Employer, the “Employer Parties”) makes a guarantee with respect to the tax treatment of payments hereunder and no Employer Party shall be responsible in any event with regard to non-compliance with or failure to be exempt from Code Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall any Employer Party be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under the Plan which constitutes nonqualified deferred compensation subject to Code Section 409A. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Code Section 409A. To the extent that any reimbursements pursuant to this Plan is taxable to the Participant, any reimbursement payment due to the Participant shall be paid to the Participant on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred; provided, that, the Participant has provided the Employer with written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Employer’s expense reimbursement policies. Reimbursements pursuant to the Plan or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Participant receives in one taxable year shall not affect the amount of such reimbursements that the Participant receives in any other taxable year.
(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment hereunder that is nonqualified deferred compensation subject to Code Section 409A and that is specified as subject to this Section, such payment shall be delayed and not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 8.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
8.9 Non-Exclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Employer to adopt such other termination or benefits arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
8.10 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
8.11 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
8.12 Communications. All announcements, notices and other communications regarding the Plan will be made by the Employer in writing.
The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions a Participant may have about the Plan. Service of legal process or announcements, notices and other communications regarding the Plan may be made upon the Plan Administrator or the Company’s General Counsel at the following address: 15 W. Sixth Street, Suite 900, Tulsa, Oklahoma 74119.
No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable.
Adopted by the Board: February 20, 2020

ANNEX A
VITAL ENERGY, INC.
Confidentiality, Non-Disparagement and Non-Solicitation Agreement
As an employee or former employee (“Employee”) of Vital Energy, Inc. or any of its subsidiaries or affiliates (collectively, the “Company”), you acknowledge that the Company’s business and services are highly specialized and that in the course of your employment you will be or have been privy to certain business opportunities, geological and geophysical data, well and lease files, economic projections, and other documents and information regarding the Company’s methods of operation, oil and gas exploration, production and prospects, and financial matters, all of which are highly confidential and constitute proprietary confidential information and trade secrets (“Confidential Information”). You further acknowledge that you have had or will have access to Confidential Information belonging to the Company, the loss of which by the Company cannot be adequately compensated by damages in an action at law. For purposes of this agreement, “Confidential Information” includes both information disclosed to Employee by the Company and information developed by Employee in the course of employment with the Company. In consideration of these premises, Employee agrees:
1. Use or Disclosure Prohibited. During the term of Employee’s employment with the Company and following the voluntary or involuntary termination of Employee’s employment with the Company for any reason, Employee shall not use for any purpose or disclose, directly or indirectly, to any person or entity, all or any part of the Confidential Information acquired by Employee during the course of employment with the Company.
2. Company Records. Employee shall not, directly or indirectly, copy, take, or remove from the Company’s premises, any of the Company’s books, records, geological or geophysical data, or other documents or materials (collectively, “Company Records”) and Employee agrees, upon request by the Company, to promptly return all Company Records which may be in his or her possession. “Company Records” shall include all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records, calculations, summaries, memoranda or opinions relating to such geophysical or geological data, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company, and all copies thereof.

3. Non-Disparagement. During Employee’s employment with the Company and following any termination of employment with the Company for any reason whatsoever, the Employee agrees not to disparage, either orally or in writing, any of the Company or any of its affiliates, businesses, services or practices, or its directors, managers, officers, stockholders, members, or employees.
4. Non-Solicitation. During the period ending one (1) year from termination of Employee’s employment for any reason, Employee shall not recruit, directly solicit the employment or services of, or induce employees of the Company to terminate their employment with the Company; provided, that, nothing herein shall prohibit a general solicitation through the use of periodicals of general circulation.
5. Company Opportunities. Employee acknowledges that Employee owes a duty of loyalty to Company while employed by the Company with respect to business opportunities of which Employee becomes aware while employed by the Company.
6. Employee Representation and Future Notification. Employee represents that his or her employment with the Company will not require the use of confidential or proprietary information in violation of any confidentiality, non-competition or similar agreement Employee may have entered into with a previous employer or other party or otherwise violate the provisions of any such agreement(s) in any manner. Should Employee no longer be employed by the Company, Employee agrees to advise his or her future employers of the restrictions contained in this agreement and authorizes the Company to notify others, including Employee’s future employers, of Employee’s obligations under this agreement.
7. Remedies. The Employee acknowledges that money damages would not be sufficient remedy for Employee’s breach of this agreement and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this agreement, but shall be in addition to all remedies available to the Company at law or in equity, including the recovery of money damages from the Employee.
8. Not an Employment Contract. This agreement is not a contract of employment. Unless Employee has a separate written employment contract, Employee shall be deemed an employee-at-will.
9. Severability. The provisions of this agreement shall be deemed to be severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision.

DATED as of this day of , .

VITAL ENERGY, INC.	EMPLOYEE

Name:	Name:
Title: